Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Regulation A Offering Circular of RSE Collection, LLC on Form 1-A (No. 024-10717) of our report dated May 4, 2021, on our audits of the Company and each listed Series' financial statements as of December 31, 2020 and 2019, and for each of the years then ended, which report is included in this Annual Report on Form 1-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company and each listed Series' ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

May 4, 2021